EXHIBIT 99.1

PREMIERWEST BANCORP

ADDS TO BOARD OF DIRECTORS

MEDFORD, OR – December 21, 2011 – John Duke, Chairman of the Board of Directors of PremierWest Bancorp (NASDAQ: PRWT), the parent company of PremierWest Bank, announced today that Mary Carryer has joined the Board of PremierWest Bancorp.

Duke stated, “Mary has an extensive background in the financial services industry spanning thirty years and three continents.  Prior to her retirement she held executive management positions with Bank of Hawaii, Westpac Banking Corporation, and Wells Fargo and Company. She has extensive experience in the financial services industry, from being a key member of a successful management team that turned around a major Australian bank, to overseeing technology applications for a network of banks in the South and West Pacific, to serving as a major U.S. bank’s Asian branch network group manager. She is known for successful collaborations at all organizational levels, from the strategic planning stage to the detailed, hands-on implementation phase. We are pleased and fortunate to have someone of her caliber join PremierWest’s Board.”

Ms. Carryer holds a Bachelor’s Degree from Concordia University in Montreal and an MBA from University of California, Berkeley. Her community involvement is evidenced by contributions to the not-for-profit sector where she has served on the boards of eight non-profits and rolled up her sleeves to provide desperately-needed strategic planning guidance for three of those organizations, increasing their fundraising effectiveness and developing transparent financial reporting systems.

Mary was elected to the PremierWest Bancorp Board of Directors following nomination by the U.S. Department of the Treasury pursuant to Treasury’s rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B. While Treasury’s contractual rights do not address service on PremierWest Bancorp’s subsidiary PremierWest Bank’s Board, we have commenced the regulatory application process to have Mary approved to serve on the Bank’s Board.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

Contact Information:

Jim Ford

President

& Chief executive Officer

PremierWest Bancorp

(541) 618-6004

Jim.Ford@PremierWestBank.com